Exhibit 99.1

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com
Medco Full-Year and Fourth-Quarter Earnings Results
Exceed High End of Company Expectations
2008 Guidance Increased and Range Narrowed,
Reflecting Continued Strong Growth
Full-Year 2007 Highlights:
•	GAAP diluted earnings per share (EPS) increased 34.3 percent to $3.25 pre-split compared to 2006, excluding the 2006 legal settlements charge, and increased 34.7 percent to $1.63 post-split compared to 2006, excluding the first-quarter 2006 legal settlements charge (see Table 4 for stock split details)

•	Excluding the intangible asset amortization from the 2003 spin-off, and the 2006 legal charge, diluted EPS increased 30.9 percent to $3.64 pre-split and $1.82 post-split, exceeding the high end of EPS guidance by $0.04 on a pre-split and $0.02 post-split basis

•	Record mail-order prescription volume of 94.8 million, up 6.5 percent

•	Record-low drug trend of 2 percent reflecting $2.5 billion in generic savings for clients and members
Fourth-Quarter Year-Over-Year Highlights:
•	GAAP diluted EPS of $0.76 pre-split and $0.38 post-split

•	Excluding the intangible asset amortization from the 2003 spin-off, diluted EPS of $0.86 pre-split and $0.43 post-split

•	Record generic dispensing rate of 61.4 percent, up 4.1 percentage points
Increased 2008 Guidance and Narrowed Range:
•	On a pre-split basis, 2008 GAAP diluted EPS guidance increased from a range of $3.89-$4.01 to $4.14 -$4.22. On a post-split basis, 2008 GAAP diluted EPS guidance increased from a range of $1.95-$2.01 to $2.07-$2.11, representing growth of 27-29 percent over 2007.

•	Excluding the intangible asset amortization, 2008 diluted EPS guidance increased from a range of $4.29-$4.41 to $4.54-$4.62 on a pre-split basis. On a post-split basis, 2008 diluted EPS guidance, excluding the intangible asset amortization, increased from a range of $2.15-$2.21 to $2.27-$2.31, representing growth of 25-27 percent over 2007.
FRANKLIN LAKES, N.J., Feb. 19, 2008 — Medco Health Solutions, Inc. (NYSE: MHS), confident in its continued strong growth, today increased 2008 earnings guidance as it reported full-year 2007 GAAP diluted EPS of $3.25 on a pre-split and $1.63 post-split basis. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company, full-year 2007 diluted EPS was $3.64 pre-split and $1.82 post-split. The company also reported fourth-quarter 2007 GAAP diluted EPS of

Medco Fourth-Quarter 2007 Earnings Page 2
$0.76 on a pre-split and $0.38 post-split basis. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company, fourth-quarter 2007 diluted EPS was $0.86 pre-split and $0.43 post-split. Medco’s full-year and fourth-quarter financial results exceeded the high end of company expectations.
Commenting on the company’s performance and prospects, Medco Chairman and CEO David B. Snow Jr. said:
“Across our business, we exceeded every goal we set for 2007. We helped our clients reach a record low 2-percent drug trend — the lowest rate since the company began tracking the metric. We also exceeded the highest end of our financial expectations for the year and, in turn, the quarter, even while absorbing $38 million in fourth-quarter start-up expenses, which were higher than the $30 to $35 million from our prior guidance. These fourth-quarter expenses reflect the 3,000 new employees hired in preparation for mail-order dispensing, client and member service operations, as well as technology upgrades and communication materials in support of our significant new clients and incremental mail-order volume commencing in 2008. Also included in the $38 million are costs related to the unanticipated mid-January new-client installation of HIP of Greater New York.
We have achieved a record sales year for 2008 to-date, since being a public company, with $4.9 billion in new-named business wins representing more than 5 million lives, and $4 billion in net-new sales. Our strong sales success has been fueled by a total value proposition that combines strong trend management, excellent service, and industry-leading clinical innovations including the Medco Therapeutic Resource Centers® and our personalized medicine initiatives, both of which are designed to improve clinical and financial outcomes for our members and clients. We recently expanded the Medco Therapeutic Resource Center model with the fourth-quarter acquisitions of PolyMedica and Critical Care Systems Inc. (CCS), and the integration process is on track for these strategically valuable new assets.
Based on continued growth from our core drivers and strong marketplace acceptance of our strategic initiatives, we have raised our 2008 guidance and narrowed our range, projecting 2008 GAAP diluted EPS growth of 27-29 percent on a post-split basis, on top of the greater than 34 percent increase we delivered in 2007.”
Full-Year Financial and Operating Results
For the full year, record net revenues of $44.5 billion increased 4.6 percent over 2006, despite a record $2.5 billion reduction in revenue relating to client and member savings from higher generic dispensing rates. Medco’s 2007 GAAP diluted EPS of $3.25 on a pre-split and $1.63 post-split basis reflects a strong earnings growth rate of more than 34 percent, and exceeds the high end of Medco’s guidance by $0.04 on a pre-split and $0.02 on a post-split basis. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company and excluding the 2006 legal charge, full-year 2007 diluted EPS was $3.64 pre-split and $1.82 post-split, an increase of 30.9 percent over 2006.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, increased 2.5 percent from 2006 to 748.3 million. Mail-order prescription volume increased 6.5 percent from 2006 to 94.8 million. Retail prescription volume was 465.0 million, flat with 2006.
Adjusted mail-order prescriptions as a percentage of the total adjusted volume increased 1.5 percentage points to 37.9 percent, compared to 2006. (Please see Table 5 for the calculation of adjusted prescription volume.)

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Gross margin was 6.6 percent, an increase of 90 basis points compared to 5.7 percent in 2006, primarily due to higher generic dispensing rates and stronger mail-order prescription volumes. The overall generic dispensing rate increased 4.5 percentage points to 59.7 percent in 2007 from 55.2 percent in 2006.
Total selling, general and administrative (SG&A) expenses for the year were $1.1 billion. The year-over-year increase of 17.7 percent, excluding the 2006 legal charge, primarily reflects higher labor-related expenses and higher annual incentive bonuses from strong company performance, and the expenses from PolyMedica and CCS.
Interest and other (income) expense, net, increased $33.9 million to $99.8 million, compared to 2006. The year-over-year growth was primarily attributable to higher debt levels from the refinancing completed in April 2007, as well as the additional debt associated with the acquisitions of PolyMedica and CCS.
Net income increased 24.9 percent to $912.0 million compared to $730.1 million in 2006, excluding the 2006 legal charge. The 2007 weighted average diluted share count decreased by 42.4 million shares to 560.9 million shares on a post-split basis, reflecting share repurchases made throughout the year which were partially offset by the issuance of employee stock options.
Medco generated cash flows from operations of $1.4 billion, compared to $1.2 billion in 2006, and closed the year with $774 million of cash on its balance sheet. Capital expenditures for the year of $178 million reflect maintenance capital of $150 million, $18 million in software development capital associated with 2008 new client installations, $5 million for the new automated pharmacy in Indiana, and $5 million for PolyMedica and CCS.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) increased 22.5 percent to $2.0 billion compared to 2006, excluding the 2006 legal charge. EBITDA per adjusted prescription increased 19.2 percent to a record high of $2.67, compared to $2.24 in 2006, excluding the 2006 legal charge. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income.)
“With continuing releases of new generics, the demonstrated efficiencies of mail, leadership in the rapidly growing specialty segment, our direct-to-consumer capabilities in our Medicare PDP and our newly acquired Liberty brand through the PolyMedica acquisition, Medco is well-positioned to deliver superior clinical and financial outcomes for clients and members,” said Snow. “New and renewing clients are choosing Medco for the value we uniquely deliver in leveraging advanced pharmacy practices to optimize prescription drug spending, drive down total health care costs and improve patient outcomes.”
Fourth-Quarter Financial and Operating Results
Medco reported net revenues of nearly $11.4 billion, a 4.1 percent increase over fourth-quarter 2006. Net revenues increased as a result of higher mail-order volume associated with new clients and price inflation by pharmaceutical manufacturers on brand-name drugs, partially offset by a greater representation of lower-cost generic drugs, which resulted in a significant reduction of $600 million in net revenues compared to the fourth quarter of 2006.
A record overall generic dispensing rate of 61.4 percent, up from 57.3 percent in the fourth quarter of 2006, benefited clients and members and contributed to higher gross margins.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, increased 1.3 percent to 190.0 million compared to fourth-quarter 2006. Mail-order prescription volume increased 8.0 percent from the fourth quarter 2006 to 24.4 million. Retail prescription volume decreased

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2.4 percent to 117.1 million compared to fourth-quarter 2006, as a result of a mild cold and flu season, and 2006 client transitions.
Adjusted mail-order prescriptions as a percentage of total adjusted prescriptions increased 2.4 percentage points to 38.4 percent compared to fourth-quarter 2006. (Please see Table 5 for the calculation of adjusted prescription volume.)
Total gross margin was 6.7 percent, an increase of 40 basis points compared to the 6.3 percent reported in the fourth quarter of 2006, resulting from the higher generic dispensing rates and mail-order volume. Of the $38 million in new client start-up costs incurred in fourth-quarter 2007, more than $31 million is reflected in gross margin. Gross margin increased 40 basis points despite the $31 million in costs, and the financial benefit from the short-term availability of generic Plavix® included in fourth-quarter 2006 financial results.
Total SG&A expenses of $329 million increased 30.8 percent from the fourth quarter of 2006. The increase primarily reflected expenses related to the addition of PolyMedica and CCS, and employee-related costs associated with business growth across the company.
Interest and other (income) expense, net, of $37.4 million increased $21.2 million from the fourth-quarter of 2006. The year-over-year growth was primarily attributable to higher debt levels from the refinancing completed in April 2007, as well as the additional debt associated with the PolyMedica and CCS acquisitions.
Net income declined 9.3 percent to $207.6 million, compared to the same quarter last year. EBITDA for the quarter increased $2.9 million to $482.1 million, or 60 basis points, compared to the same period in 2006. EBITDA per adjusted prescription decreased $0.02 to $2.54, compared to $2.56 in the fourth quarter of 2006. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income.)
“In comparing the fourth quarter of 2007 to the fourth quarter of 2006, it is important to note the inclusion of $38 million in fourth-quarter 2007 new client start-up expenses, and the significant, unexpected increase to our fourth-quarter 2006 net income resulting from the contribution of an unscheduled and temporary release of the generic form of Plavix®, which affected our year-over-year comparison. Adjusting for the effect of these items, fourth-quarter 2007 net income, EBITDA and EBITDA per adjusted prescription would have been meaningfully higher than fourth-quarter 2006,” said JoAnn Reed, Chief Financial Officer.
Specialty Pharmacy Segment
For full-year 2007, Medco’s specialty pharmacy segment, Accredo Health Group (Accredo), reported total net revenues of $6.0 billion, up 11.2 percent from 2006. For the fourth quarter, Accredo’s quarterly net revenues increased 12.3 percent to nearly $1.6 billion compared to the same period last year.
Accredo’s gross margin for the full year was 7.9 percent compared to 7.8 percent in 2006. For the fourth quarter, gross margin was 8.0 percent compared to 7.8 percent in the fourth quarter of 2006.
Share Repurchase Program
From the program’s 2005 inception through the end of the fourth quarter of 2007, Medco repurchased 55.7 million shares pre-split and 111.4 million shares on a post-split basis at a total cost of $3.5 billion, with an average per-share cost of $63.11 pre-split and $31.56 on a post-split basis. Medco did not repurchase any shares in the fourth quarter 2007 under its authorized $5.5 billion share repurchase program.

Medco Fourth-Quarter 2007 Earnings Page 5
2008 Guidance Increased and Narrowed Range
Medco raised its 2008 guidance and now expects to achieve GAAP diluted EPS on a pre-split basis in a range of $4.14-$4.22 per share, up from the previous guidance of $3.89-$4.01. On a post-split basis, GAAP diluted EPS is expected to be in a range of $2.07-$2.11, up from the previous range of $1.95 to $2.01 per share, representing a growth rate of 27-29 percent over 2007. Excluding the amortization of intangible assets that existed when Medco became a public company, diluted EPS for 2008 on a pre-split basis is projected to be in a range of $4.54-$4.62, up from previous guidance of $4.29-$4.41. On a post-split basis, diluted EPS is expected to be in a range of $2.27-$2.31, up from the previous range of $2.15 to $2.21, representing a growth rate of 25-27 percent over 2007.
“The increase in EPS guidance reflects our continued confidence in Medco’s business fundamentals, strong net-new sales, accelerated generic opportunities and our innovative clinical solutions that deliver incremental value to our clients,” said Reed. (Please see Table 6 for a reconciliation of earnings per share guidance.)
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Additionally, Medco has calculated its 2006 EBITDA excluding the legal settlements charge recorded in the first quarter, as the charge is not considered an indicator of ongoing performance.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription is affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.
Medco uses diluted earnings per share excluding intangible asset amortization expense that existed when Medco became a public company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 and were pushed down to Medco’s balance sheet. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and enhances comparability with its peers. The intangible asset amortization resulting from Medco’s acquisitions, such as the acquisition of

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Accredo Health, Incorporated in August 2005, is not part of the excluded amortization in this calculation because it results from a Medco investment decision.
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on Feb. 19, 2008 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medco.com or go directly to www.medco.com/investor.
For a replay of the call:
A replay of the call will be available after the event on Feb. 19, 2008 through Mar. 4, 2008. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 32008469.
About Medco
Medco Health Solutions, Inc., (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2007 total net revenues of more than $44 billion. Medco’s prescription drug benefit programs, covering one in five Americans, are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco, the world’s most advanced pharmacy™, is positioned to serve the unique needs of patients with chronic and complex conditions through its Medco Therapeutic Resource Centers®; its diabetes pharmacy care practice, Liberty Medical; and its specialty pharmacy operation, Accredo Health Group, Inc. Medco is the highest-ranked independent pharmacy benefit manager on the 2007 Fortune 500 list. On the Net: http://www.medco.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:
•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients.

•	Failure to retain key clients could result in significantly decreased revenues and could harm our profitability.

•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline.

•	Our acquisition activity increased recently and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful,

Medco Fourth-Quarter 2007 Earnings Page 7
the integration of these businesses has required, and will likely continue to require, significant resources and management attention.

•	If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations.

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability.

•	Failure to execute our Medicare Part D prescription drug benefits strategy could adversely impact our business and financial results.

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA.

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results.

•	We are subject to corporate integrity agreements and noncompliance may impede our ability to conduct business with the federal government.

•	Legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business.

•	Our specialty pharmacy business is highly dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or increase our revenues.

•	Our ability to grow our specialty pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients.

•	Our specialty pharmacy business, Medicare Part D offerings and certain revenues from diabetes testing supplies expose us to increased credit risk.

•	Changes in industry pricing benchmarks could adversely affect our financial performance.

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance.

•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if products are withdrawn from the market, if prescription drugs transition to over-the-counter products, or if increased safety risk profiles of specific drugs result in utilization decreases.

•	We may be subject to liability claims for damages and other expenses that are not covered by insurance.

•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure and failure to execute could adversely impact our business.

•	We could be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives.

•	Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our PolyMedica diabetes testing supplies revenues and profits under our Liberty brand,

•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other uncertainties and potential events described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

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Medco Health Solutions, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except for per share data)
Table 1.

	Quarters Ended		Full Years Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Product net revenues (Includes retail co-payments of $1,849 and $1,855 in the fourth quarters of 2007 and 2006, and $7,553 and $7,394 in the full years ended 2007 and 2006)	$11,240.2	$10,785.5	$43,961.9	$42,022.6
Service revenues	138.2	144.7	544.3	521.1

Total net revenues	11,378.4	10,930.2	44,506.2	42,543.7

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $1,849 and $1,855 in the fourth quarters of 2007 and 2006, and $7,553 and $7,394 in the full years ended 2007 and 2006)	10,557.5	10,203.2	41,402.6	40,012.5
Cost of service revenues	54.7	36.8	158.3	125.8

Total cost of revenues	10,612.2	10,240.0	41,560.9	40,138.3
Selling, general and administrative expenses	328.6	251.3	1,114.1	1,109.2
Amortization of intangibles	64.2	54.6	228.1	218.5
Interest and other (income) expense, net	37.4	16.2	99.8	65.9

Total cost of operations	11,042.4	10,562.1	43,002.9	41,531.9

Income before provision for income taxes	336.0	368.1	1,503.3	1,011.8
Provision for income taxes	128.4	139.3	591.3	381.6

Net income	$207.6	$228.8	$912.0	$630.2

Basic earnings per share (1):
Weighted average shares outstanding	535.2	583.4	550.2	594.5
Earnings per share	$0.39	$0.39	$1.66	$1.06

Diluted earnings per share (1):
Weighted average shares outstanding	546.3	591.1	560.9	603.3
Earnings per share	$0.38	$0.39	$1.63	$1.04

(1)	Common share and per share amounts have been retrospectively adjusted for the two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective January 24, 2008.

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Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)
Table 2.

	December 29,	December 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$774.1	$818.5
Short-term investments	70.3	68.4
Manufacturer accounts receivable, net	1,516.2	1,531.6
Client accounts receivable, net	1,340.3	1,294.9
Income taxes receivable	216.0	—
Inventories, net	1,946.0	1,676.8
Prepaid expenses and other current assets	285.4	273.4
Deferred tax assets	154.4	191.4

Total current assets	6,302.7	5,855.0
Noncurrent income taxes receivable	—	212.9
Property and equipment, net	725.5	649.7
Goodwill	6,230.2	5,108.7
Intangible assets, net	2,905.0	2,523.1
Other noncurrent assets	54.5	38.7

Total assets	$16,217.9	$14,388.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,812.9	$2,884.2
Client rebates and guarantees payable	1,092.2	886.1
Accrued expenses and other current liabilities	624.1	656.2
Short-term debt	600.0	325.0
Current portion of long-term debt	—	75.3

Total current liabilities	5,129.2	4,826.8
Long-term debt, net	2,894.4	866.4
Deferred tax liabilities	1,167.0	1,161.3
Other noncurrent liabilities	152.0	30.1

Total liabilities	9,342.6	6,884.6

Total stockholders’ equity	6,875.3	7,503.5

Total liabilities and stockholders’ equity	$16,217.9	$14,388.1

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Medco Health Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
Table 3.

	Full Years Ended
	December 29,	December 30,
	2007	2006
Cash flows from operating activities:
Net income	$912.0	$630.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	168.9	173.6
Amortization of intangibles	228.1	218.5
Deferred income taxes	(134.1)	(99.8)
Stock-based compensation on employee stock plans	102.5	95.6
Tax benefit on employee stock plans	102.2	60.6
Excess tax benefits from stock-based compensation arrangements	(69.9)	(33.1)
Other	65.0	51.0
Net changes in assets and liabilities (net of acquisition effects, 2007 only):
Manufacturer accounts receivable, net	25.9	25.5
Client accounts receivable, net	65.0	(146.9)
Inventories, net	(218.1)	(149.7)
Prepaid expenses and other current assets	(4.9)	(18.5)
Deferred income taxes	—	162.9
Income taxes receivable	(3.1)	(212.9)
Other noncurrent assets	2.1	25.9
Claims and other accounts payable	(119.2)	248.3
Client rebates and guarantees payable	206.1	98.7
Accrued expenses and other current and noncurrent liabilities	38.5	111.1

Net cash provided by operating activities	1,367.0	1,241.0

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(1,530.6)	—
Capital expenditures	(177.7)	(151.0)
Purchases of securities and other investments	(181.7)	(121.9)
Proceeds from sale of securities and other investments	176.2	117.4

Net cash used by investing activities	(1,713.8)	(155.5)

Cash flows from financing activities:
Proceeds from long-term debt	2,400.0	—
Repayments on long-term debt	(688.4)	(75.5)
Proceeds under accounts receivable financing facility	275.0	150.0
Repayments under accounts receivable financing facility	—	(275.0)
Debt issuance costs	(1.8)	(0.5)
Purchase of treasury stock	(1,960.6)	(1,149.0)
Excess tax benefits from stock-based compensation arrangements	69.9	33.1
Proceeds from employee stock plans	208.3	161.7

Net cash provided by (used by) financing activities	302.4	(1,155.2)

Net decrease in cash and cash equivalents	(44.4)	(69.7)
Cash and cash equivalents at beginning of year	818.5	888.2

Cash and cash equivalents at end of year	$774.1	$818.5

Medco Fourth-Quarter 2007 Earnings Page 11

Medco Health Solutions, Inc.
Selected Information
(Unaudited)
(In millions, except for per share data)
Table 4.

	Quarters Ended		Full Years Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Earnings Per Share Reconciliation Pre-Split:
GAAP diluted earnings per share	$0.76	$0.77	$3.25	$2.09
Adjustment for 2006 legal settlements charge (1)	—	—	—	0.33

Diluted earnings per share, excluding the legal charge	$0.76	$0.77	$3.25	$2.42

Adjustment for the amortization of intangible assets	0.10	0.09	0.39	0.36

Diluted earnings per share, excluding intangible amortization and the legal charge	$0.86	$0.86	$3.64	$2.78

	Quarters Ended		Full Years Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Earnings Per Share Reconciliation Post-Split (2):
GAAP diluted earnings per share	$0.38	$0.39	$1.63	$1.04
Adjustment for 2006 legal settlements charge (1)	—	—	—	0.17

Diluted earnings per share, excluding the legal charge	$0.38	$0.39	$1.63	$1.21

Adjustment for the amortization of intangible assets	0.05	0.04	0.19	0.18

Diluted earnings per share, excluding intangible amortization and the legal charge	$0.43	$0.43	$1.82	$1.39

	Quarters Ended		Full Years Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Net Income Reconciliation:
Net Income	$207.6	$228.8	$912.0	$630.2
Adjustment for 2006 legal settlements charge (1)	—	—	—	99.9

Net Income, excluding the legal charge	$207.6	$228.8	$912.0	$730.1

(1)	Represents the earnings per share effect of a pre-tax legal settlements charge of $162.6 million, or $99.9mm after tax, recorded in the first quarter of 2006. This charge reflects an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.

(2)	Per share amounts have been retrospectively adjusted for the two-for-one common stock split, effected in the form of a 100% stock dividend, which was distributed January 24, 2008.

Medco Fourth-Quarter 2007 Earnings Page 12

Medco Health Solutions, Inc.
Selected Information
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 5.

	Quarters Ended		Full Years Ended
	December 29,	December 30,	December 29,	December 30,
	2007(1)	2006	2007 (1)	2006
EBITDA Reconciliation:
Net income	$207.6	$228.8	$912.0	$630.2
Add:
Interest and other (income) expense, net	37.4	16.2	99.8	65.9
Provision for income taxes	128.4	139.3	591.3	381.6
Depreciation expense	44.5	40.3	168.9	173.6
Amortization expense	64.2	54.6	228.1	218.5

EBITDA	$482.1	$479.2	$2,000.1	$1,469.8
Adjustment for the 2006 legal settlements charge (2)	—	—	—	162.6

EBITDA, excluding the 2006 legal settlements charge	$482.1	$479.2	$2,000.1	$1,632.4

Claims Detail:
Prescriptions administered Mail-order	24.4	22.6	94.8	89.0
Retail	117.1	120.0	465.0	464.4

Total	141.5	142.6	559.8	553.4

Adjusted prescriptions (3)	190.0	187.5	748.3	729.9

EBITDA per adjusted prescription	$2.54	$2.56	$2.67	$2.01

EBITDA per adjusted prescription, excluding the 2006 legal settlements charge	$2.54	$2.56	$2.67	$2.24

(1)	Includes PolyMedica’s and CCS’s operating results commencing October 31, 2007 and November 14, 2007, the dates of acquisition, respectively.

(2)	Represents a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflects an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.

(3)	Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Medco Fourth-Quarter 2007 Earnings Page 13

Medco Health Solutions, Inc.
Selected Information
(Unaudited)
(In millions, except for per share data)
Table 6.

	Full Year ended	Full Year ended	Estimated
	December 30, 2006	December 29, 2007	Full Year Ended December 27, 2008
	Actual	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation Pre-split:
GAAP diluted earnings per share	$2.09	$3.25	$4.14	$4.22
Adjustment for 2006 legal settlements charge (1)	0.33	—	—	—

Diluted earnings per share, excluding the legal charge	$2.42	$3.25	$4.14	$4.22

Adjustment for the amortization of intangible assets	0.36	0.39	0.40	0.40

Diluted earnings per share, excluding intangible amortization and the legal charge	$2.78	$3.64	$4.54	$4.62

Diluted earnings per share growth over prior year		34%	27%	30%
Diluted earnings per share growth over prior year, excluding intangible amortization		31%	25%	27%

	Full Year ended	Full Year ended	Estimated
	December 30, 2006	December 29, 2007	Full Year Ended December 27, 2008
	Actual	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation Post-Split (2):
GAAP diluted earnings per share	$1.04	$1.63	$2.07	$2.11
Adjustment for 2006 legal settlements charge (1)	0.17	—	—	—

Diluted earnings per share, excluding the legal charge	$1.21	$1.63	$2.07	$2.11

Adjustment for the amortization of intangible assets	0.18	0.19	0.20	0.20

Diluted earnings per share, excluding intangible amortization and the legal charge	$1.39	$1.82	$2.27	$2.31

Diluted earnings per share growth over prior year		35%	27%	29%
Diluted earnings per share growth over prior year, excluding intangible amortization		31%	25%	27%

(1)	Represents the earnings per share effect of a pre-tax legal settlements charge of $162.6 million, or $99.9mm after tax, recorded in the first quarter of 2006. This charge reflects an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.

(2)	Per share amounts have been retrospectively adjusted for the two-for-one common stock split, effected in the form of a 100% stock dividend, which was distributed January 24, 2008.
Table 7.

	December 29,	December 30,
	2007	2006
Balance Sheet Debt:
Senior unsecured term loan	$1,000.0	$456.3
Senior notes	497.4	497.0
Senior unsecured revolving credit facility	1,400.0	—
Accounts receivable financing facility	600.0	325.0
Fair value adjustment for interest rate swap agreements	(3.0)	(11.9)
Other notes payable	—	0.3

Total debt	$3,494.4	$1,266.7

Medco Fourth-Quarter 2007 Earnings Page 14

Medco Health Solutions, Inc.
Selected Information
(Unaudited)
(In millions, except for per share data)
Table 8.

	Quarters Ended		Full Years Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Product Revenue Information
Retail product (1)	$6,656.6	$6,671.4	$26,424.1	$25,880.1
Mail-order product	4,583.6	4,114.1	17,537.8	16,142.5

Total product net revenues (1)	$11,240.2	$10,785.5	$43,961.9	$42,022.6

Generic Dispensing Rate Information
Retail generic dispensing rate	63.6%	59.2%	61.7%	57.2%
Mail-order generic dispensing rate	50.9%	47.4%	50.0%	44.8%

Overall generic dispensing rate	61.4%	57.3%	59.7%	55.2%

Depreciation Information
Cost of revenues depreciation	$8.5	$9.3	$43.8	$45.5
Selling, general and administrative expenses depreciation	36.0	31.0	125.1	128.1

Total depreciation	$44.5	$40.3	$168.9	$173.6

(1)	Includes retail co-payments of $1,849 million and $1,855 million in the fourth quarters of 2007 and 2006, and $7,553 million and $7,394 million in the full years ended 2007 and 2006, respectively.